Exhibit 99.1

NASDAQ Panel Grants Nobility Homes’ Request for Continued Listing

OCALA, Fla., May 15, 2012 (GLOBE NEWSWIRE) — Nobility Homes, Inc. (NASDAQ:NOBH - News) announced today that, on May 14, 2012, it received notice that the NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing on The NASDAQ Stock Market through September 14, 2012, so as to allow the Company time to regain compliance with NASDAQ Listing Rule 5250(c)(1)(the “filing requirement”). As previously disclosed, in response to notices of non-compliance based on the fact that the Company is not in compliance with the filing requirement because the Company could not timely file its Form 10-Q reports for the periods ended August 6, 2011 and February 4, 2012 and Form 10-K report for the year ended November 5, 2011 with the Securities and Exchange Commission, the Company requested a hearing before the Panel. Pursuant to the NASDAQ Listing Rules, the September 14, 2012 deadline represents the maximum amount of time that the Panel could grant. While the Company is diligently working to regain compliance with the filing requirement and expects to do so by the deadline, there can be no assurance that it will be able to do so.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to statements regarding the Company’s ability to appeal the suspension and delisting initiated by The NASDAQ Stock Market. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.